Exhibit 10.1

THERAVANCE, INC.

COMMON STOCK PURCHASE AGREEMENT

April 2, 2012

i

	4.2	No Solicitation	10
	4.3	Antitrust Approval	10
	4.4	Stockholder Approval	11

5.	Conditions of Investor’s Obligations at Closing		12
	5.1	Performance	12
	5.2	Representations and Warranties	12
	5.3	Compliance Certificate	13
	5.4	Qualifications	13
	5.5	Proceedings and Documents	13
	5.6	Section 203 of DGCL	13
	5.7	Stockholder Approval	13
	5.8	HSR Act	13
	5.9	No Injunction	13

6.	Conditions of the Company’s Obligations at Closing		13
	6.1	Representations and Warranties	13
	6.2	Qualifications	13
	6.3	Stockholder Approval	14
	6.4	HSR Act	14
	6.5	No Injunction	14

7.	Miscellaneous		14
	7.1	Survival of Warranties	14
	7.2	Successors and Assigns	14
	7.3	Governing Law	14
	7.4	WAIVER OF JURY TRIAL	15
	7.5	Counterparts	15
	7.6	Titles and Subtitles	15
	7.7	Notices	15
	7.8	Finder’s Fee	15
	7.9	Expenses	15
	7.10	Amendments and Waivers	15
	7.11	Severability	16
	7.12	Confidentiality	16
	7.13	Publicity	16
	7.14	Entire Agreement	17
	7.15	Legends	17
	7.16	Nasdaq Listing	17
	7.17	Existing Agreements Between GSK and the Company	17
	7.18	Authorization	17
	7.19	Registrable Securities	18
	7.20	Agreement to Vote for Private Placement	18
	7.21	Termination	18
	7.22	Effect of Termination	18

ii

THERAVANCE, INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 2nd day of April, 2012, by and among Theravance, Inc., a Delaware corporation (the “Company”), Glaxo Group Limited, a limited liability company organized under the laws of England and Wales (the “Investor”), and solely for the purposes of Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.17, 7.18 and 7.20 hereof, GlaxoSmithKline LLC, a Delaware limited liability company, the successor entity to SmithKline Beecham Corporation, a Pennsylvania corporation (“GSK”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.             Purchase and Sale of Stock.

1.1          Sale and Issuance of Common Stock.

(a)           On or prior to the Closing (as defined below), the Company shall have authorized the sale and issuance to the Investor of shares of its Common Stock (the “Shares”).  The Shares shall have the rights, preferences, privileges and restrictions set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

(b)           Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing and the Company agrees to sell and issue to the Investor at the Closing, Ten Million (10,000,000) Shares for Twenty-One Dollars Twenty-Eight and Eighty-Seven Hundredths Cents ($21.2887) per Share, resulting in an aggregate purchase price of Two Hundred Twelve Million Eight Hundred Eighty-Seven Thousand Dollars ($212,887,000.00) (the “Aggregate Purchase Price”).  The purchase and sale of the Shares is referred to in this Agreement as the “Purchase.”

1.2          Closing.  The Purchase shall take place at the offices of the Company, 901 Gateway Boulevard, South San Francisco, CA 94080. Within one (1) Business Day after satisfaction of the closing conditions set forth in Sections 5 and 6 hereof, the Investor will initiate an irrevocable wire transfer in the amount of the Aggregate Purchase Price to an account designated in writing by the Company.  Immediately upon the Company’s receipt of the Aggregate Purchase Price the Purchase shall be consummated (which time is designated as the “Closing”).  As promptly as practicable following the Closing, the Company shall use all commercially reasonable efforts to arrange for the Company’s transfer agent to deliver to the Investor a certificate representing the Shares that the Investor has purchased pursuant to this Agreement.  As used herein, “Business Day” shall mean any weekday that is not a day on which banking institutions in San Francisco, California or London, United Kingdom are authorized or obligated to close.

2.             Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor that, as of the date hereof, except as set forth in the SEC Reports (as defined below, but excluding for the purposes of Section 2, other than Section 2.11, any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature), which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1          Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to (i) execute, deliver and perform its obligations under this Agreement, (ii) to issue and sell the Common Stock hereunder, (iii) to perform its obligations under the Restated Certificate, and (iv) to carry on its business as now conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

2.2          Capitalization and Voting Rights.  The authorized capital stock of the Company consists of 230,230,000 shares, with a par value of $0.01 per share, of which:

•                  200,000,000 shares are designated as Common Stock;

•                  30,000,000 shares are designated as Class A Common Stock; and

•                  230,000 shares are designated as Preferred Stock.

At February 17, 2012, the Company had outstanding 86,149,162 shares of Common Stock, no shares of Class A Common Stock and no shares of Preferred Stock. In addition, as of February 17, 2012, an aggregate of 8,946,346 shares of the Company’s Common Stock were subject to outstanding options and restricted stock unit awards.  Except for stock option grants and restricted stock unit awards made since February 17, 2012 in the aggregate amount not exceeding 2,000 shares, outstanding convertible subordinated notes with an aggregate principal amount of $172.5 million that mature on January 15, 2015, and other than as set forth above in this Section 2.2 or pursuant to this Agreement or the Governance Agreement (as defined below), there are no other securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company.

2.3          Subsidiaries.  The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity, other than Advanced Medicine East, Inc., a Delaware corporation, and Theravance UK Limited, each a direct wholly-owned subsidiary of the Company (together, the “Company Subsidiaries”).  The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.4          Authorization.

(a)           All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Common Stock being sold hereunder has been taken, subject, in the case of the issuance of the Shares, to receipt of the Stockholder Approval (as defined below). This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)           To the Company’s knowledge, all shares of Common Stock outstanding on the record date for the meeting of the stockholders to approve the Voting Proposal (as defined below) (the “Stockholders’ Meeting”) shall be eligible to vote on the Voting Proposal.  The only vote of the stockholders of the Company required to approve the issuance of the Shares in connection with the Purchase is the affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock present at the Stockholders’ Meeting and eligible to vote.

(c)           The Board of Directors of the Company (the “Board of Directors”) has (i) approved the entry by the Company into this Agreement, the performance of the Company’s obligations hereunder and consummation of the transactions contemplated hereby for purposes of paragraph (a)(1) of Section 203 of the Delaware General Corporation Law (“DGCL Section 203”), and, to the Company’s knowledge, no other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover or similar law of any jurisdiction is applicable to the Company and the transactions contemplated by this Agreement and (ii) directed that the Voting Proposal be submitted to the stockholders of the Company for their approval and resolved to recommend that the stockholders of the Company vote in favor of the Voting Proposal.

2.5          Valid Issuance of Common Stock.  The Common Stock that is being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Amended and Restated Governance Agreement dated June 4, 2004, as amended April 25, 2007 and November 29, 2010, by and among the Company, GSK, and solely with respect to Articles III, IV and VI thereof, GlaxoSmithKline plc, an English public limited company, and the Investor (the “Governance Agreement”) and under applicable state and federal securities laws.  The Common Stock that is being purchased by the Investor hereunder will not be subject to preemptive rights or rights of first refusal that have not been waived or complied with.

2.6          Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) a filing under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) certain post-closing filings as may be required pursuant to federal securities laws and under the “Blue Sky” laws of the various states.

2.7          Offering.  Subject in part to the truth and accuracy of the Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Common Stock as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the Commission thereunder) hereafter that would cause the loss of such exemption.

2.8          Litigation.  There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement, or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or if determined adversely, might result, either individually or in the aggregate, in (i) any material adverse changes in the assets, business or prospects of the Company, financially or otherwise or (ii) any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no material action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

2.9          Patents and Trademarks.  The Company owns, or has rights to use pursuant to a valid license, all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted.  The use, modification, licensing, sublicensing, sale, or any other exercise of rights involving such intellectual property does not infringe any copyright, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy or right in personal data, or to the knowledge of the Company, any patent, of any person.  No claims (i) challenging the validity, effectiveness, or ownership by the Company of any of the Company’s intellectual property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology, service or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights, by the Company infringes or will infringe on any intellectual property or other proprietary or personal right of any person have been asserted or, to the knowledge of the Company, (A) are threatened by any person nor (B) are there any valid grounds for any bona fide claim of any such kind.  To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company’s intellectual property by any third party, employee or former employee.  The Company’s employees are not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will, to the best of the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  The Company does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to their employment by the Company unless such inventions are properly assigned to the Company.

2.10        Compliance with Other Instruments.  The Company is not in violation or default in any material respect of any provision of its Restated Certificate or Bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any statute, rule or regulation applicable to the Company.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.  Without limiting the foregoing, the purchase of the Shares contemplated by this Agreement has been approved by a majority of the “Independent Directors” as defined in the Governance Agreement.

2.11        SEC Reports; Financial Statements.

(a)           The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of the Company, except as disclosed to counsel to the Investor, there are no outstanding comments from the Commission with respect to any SEC Report.

(b)           No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

2.12        Internal Controls.  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to reasonably assure that material information relating to the Company is made known to the chief executive officer and the chief financial officer of the Company by others within the Company; and (ii) has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  For the three (3) years preceding the date hereof, (i) neither the Company nor, to the knowledge of the Company, any director, officer, employee, auditor or accountant of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices; and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

2.13        Absence of Certain Events and Changes.  Since December 31, 2011, (i) the Company has conducted its businesses in all material respects in the ordinary course consistent with past practice; (ii) there has not been any event, change or development which, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the Company; (iii) the Company has not incurred any material liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice; (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders; and (v) other than the surrender to the Company of shares of Common Stock by employees of the Company in connection with the Company’s payment of withholding taxes due upon the vesting or settlement of employees’ equity awards, the Company has not purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

2.14        No Undisclosed Liabilities.  The Company does not have any liabilities (contingent or otherwise), except for (i) liabilities reflected or reserved against in financial statements of the Company included in the SEC Reports filed prior to the date of this Agreement; and (ii) liabilities that have not had and are not reasonably likely to have a material adverse effect on the Company.

2.15         Related-Party Transactions.  No executive officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.  To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that executive officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company.  No member of the immediate family of any executive officer or director of the Company is directly or indirectly interested in any material contract with the Company.

2.16         Permits.  The Company has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.  The Company is not in default in any material respect under any of its franchises, permits, licenses, or other similar authority.

2.17         Disclosure.  The Company has provided the Investor with all information requested by the Investor in connection with its decision to purchase the Common Stock, including all information the Company believes is reasonably necessary to make such investment decision.  To the Company’s knowledge, neither this Agreement, nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

2.18         Corporate Documents.  The Restated Certificate and Bylaws of the Company are in the form as set forth as exhibits in the SEC Reports.

2.19         Title to Property and Assets.  The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets, and has good and marketable title to such property.  With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

2.20         Tax Returns, Payments and Elections.  The Company has timely filed all tax returns and reports as required by law.  These returns and reports are true and correct in all material respects.  The Company has paid all taxes and assessments due, except those contested by it in good faith, if any.  The Company has not been advised (a) that any of its federal, state or local returns are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes.  The Company has no knowledge of any tax liabilities due with respect to the Company or its properties or assets as of the date of this Agreement that are not adequately provided for.

2.21         Environmental Law.  To the Company’s knowledge, the Company is not in violation of and has no liability or potential liability under any applicable statute, law, or regulation relating to the environment, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

2.22         Proprietary Information and Employment Agreements.  Each current and former employee and officer of the Company has executed a standard Proprietary Information and Inventions Agreement.  Each consultant of the Company has executed a standard Consulting Agreement containing invention assignment provisions.  The Company is not aware that any of its employees, officers or consultants is in violation thereof, and the Company will use its best efforts to prevent any such violation.  The Company has not entered into any employment agreements with any executive officers of the Company.

2.23         Registration Rights.  Except as required pursuant to the Amended and Restated Investors’ Rights Agreement dated May 11, 2004, by and among the Company and the investors who are parties thereto (the “Investors’ Rights Agreement”), the Company is not presently under any obligation, and has not granted, any rights to register any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued.

2.24         Real Property Holding Corporation.  The Company is not a real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986 (the “Code”), as amended, and any regulations promulgated thereunder.

2.25         Labor Agreements.  The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, that could have a material adverse effect on its business or properties, nor is the Company aware of any labor organization activity involving its employees.

2.26         Insurance.  The Company maintains in full force and effect such types and amounts of insurance issued by insurers of recognized responsibility insuring the Company with respect to its business and properties, in such amounts and against such losses and risks which are usual and customary in the Company’s business as to amount and scope.

3.             Representations and Warranties of the Investor.  The Investor hereby represents and warrants that:

3.1           Authorization.  The Investor has full power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2           Purchase Entirely for Own Account.  This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement the Investor hereby confirms, that the Common Stock to be received by the Investor (the “Securities”) will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of applicable securities laws.  By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3           Disclosure of Information.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock and the business, properties, prospects and financial condition of the Company.  The Investor acknowledges that it has read the “Risk Factors” Section contained in the Company’s Annual Report on Form 10-K filed on February 27, 2012 and understands the Company’s business and recognizes that a purchase of the Company’s Common Stock involves risks and uncertainties.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

3.4           Investment Experience.  The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock.  The Investor also represents that it has not been organized for the purpose of acquiring the Common Stock.

3.5           Accredited Investor.  The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D adopted pursuant to the Act, as presently in effect.

3.6           Restricted Securities.  The Investor understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.  In this connection, the Investor represents that it is familiar with Rule 144 adopted pursuant to the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

3.7           Governance Agreement.  The Investor acknowledges and agrees that (a) the Shares it is purchasing hereunder are “Voting Stock” (as defined in the Governance Agreement), (b) the Shares are subject to the terms and conditions of the Governance Agreement, including, but not limited to, the resale restrictions and voting obligations contained therein, and (c) it is a GSK Affiliate under the Governance Agreement.

4.             Covenants.

4.1           Conduct of the Business.  From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 7.21 (the “Pre-Closing Period”), the Company shall, and shall cause each of the Company Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business, maintain and preserve its and the Company Subsidiaries’ business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.  In addition, during the Pre-Closing Period, the Company shall not, without the prior written consent of the Investor, (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Common Stock, (ii) split, combine, reclassify, subdivide, redeem or purchase or otherwise acquire any shares of its Common Stock or (iii)  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

4.2           No Solicitation.  Prior to approval of the Voting Proposal, without the prior written approval of the Investor, the Company shall not, directly or indirectly:

(a)           solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that could reasonably be expected to lead to Alternative Financing;

(b)           enter into, continue or otherwise participate in any discussions or negotiations with persons other than the Company’s employees, officers, directors and counsel regarding or furnish to any person any non-public information with respect to any (i) Alternative Financing or (ii) inquiry, proposal or offer that could reasonably be expected to lead to Alternative Financing;

(c)           enter into any agreement, agreement in principle, letter of intent, option agreement or similar agreement or understanding with respect to any Alternative Financing; or

(d)           resolve, agree or publicly propose to do any of the foregoing.

“Alternative Financing” means (i) the incurrence, assumption, issuance, modification, renewal, syndication, or refinancing of any indebtedness (other than (A) in connection with the financing of trade receivables in the ordinary course of business, (B) letters of credit or similar arrangements issued in the ordinary course of business, and (C) borrowings under existing revolving credit facilities in the ordinary course of business), (ii) the issuance, sale or amendment of any debt securities or warrants or other rights to acquire debt securities of the Company or any of the Company Subsidiaries (other than an exchange of debt securities that does not increase the aggregate amount of principal and accrued interest owed by the Company prior to the exchange), or (iii) the sale of any of the Company’s other securities, including Common Stock (other than Common Stock issued through the exercise of outstanding Company options or the settlement of outstanding Company restricted stock units).

4.3           Antitrust Approval.  The Investor and the Company agree, and shall cause each of their respective subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances (including by expiration or termination of the relevant waiting period) or approvals required for the Closing and the continued exercise of GSK’s right to purchase shares of Common Stock pursuant to Section 2.1(d)(ii) of the Governance Agreement under the HSR Act or other applicable competition, antitrust or merger control laws of any other jurisdictions (collectively, “Antitrust Laws”). Without limiting the foregoing, the Company and the Investor shall prepare and file a Notification and Report Form pursuant to the HSR Act no more than seven Business Days after the date of this Agreement.  The Investor and the Company will have the right to review in advance, and to the extent practicable each will consult with the other with respect to, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any governmental authority or regulatory body in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Investor and the Company hereby agrees to act reasonably and as promptly as practicable and to keep the other party apprised of the status of the matters referred to in this Section 4.3.  Each of the Investor and the Company shall promptly furnish the other with copies of written communications received by it or its subsidiaries from, or delivered by any of the foregoing to, any governmental authority or regulatory body in respect of this Section 4.3.  The parties agree that, to the extent that the condition set forth in Sections 5.8 and 6.4 is not satisfied prior to the date upon which GSK has the right to purchase shares of Common Stock pursuant to Section 2.1(d)(ii) of the Governance Agreement as a result of exercises, vestings and settlements occurring during the first quarter of 2012, GSK and the Company will defer such purchase and sale of shares of Common Stock until the satisfaction of such conditions.

4.4           Stockholder Approval.

(a)           The Company, acting through the Board of Directors, shall call for, give notice of, convene and hold the Stockholders’ Meeting as promptly as practicable following the date of this Agreement, for the purpose of considering and voting on the proposal to approve the issuance of the Shares in connection with the Purchase pursuant to Nasdaq Listing Rule 5635(b) (the “Voting Proposal”, and the approval of the Voting Proposal by the majority of the holders of the outstanding shares of Common Stock present at the Stockholders’ Meeting and eligible to vote, the “Stockholder Approval”).  In connection with the Stockholders’ Meeting, the Company shall promptly prepare (and the Investor will reasonably cooperate with the Company to prepare) and file (but in no event more than seven Business Days after the date of this Agreement) with the Commission a preliminary proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company in connection with the approval of the Voting Proposal, shall use its commercially reasonable efforts to respond to any comments of the Commission or its staff and to cause a definitive Proxy Statement related to such Stockholders’ Meeting to be mailed to the Company’s stockholders not more than seven Business Days after clearance thereof by the Commission, and shall use its commercially reasonable efforts to solicit proxies in favor of approving the Voting Proposal.  The Company agrees that the Proxy Statement (A) will not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading (provided that the Company shall not be responsible for any statements made in the Proxy Statement with respect to the Investor, based on information supplied in writing by or on behalf of the Investor specifically for inclusion in the Proxy Statement) and (B) will comply as to form, in all material respects, with the requirements under the Exchange Act and the rules of the Commission thereunder.  The Board of Directors has unanimously recommended that the Company’s stockholders vote in favor of the Voting Proposal (the “Board Recommendation”)

and, subject to the following sentence, the Proxy Statement will include such Board Recommendation.  The Board of Directors shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Investor, the Board Recommendation, unless the Board of Directors has first determined in good faith, after consultation with its outside legal counsel, that failure to change the Board Recommendation is reasonably likely to result in a breach of its fiduciary duties.  The Company shall provide the Investor with no less than twenty-four hours prior written notice of any meeting of the Board of Directors at which any such action with respect to the Board Recommendation is to be voted on.

(b)           The Company shall notify the Investor promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information (in each case limited to comments or requests specifically related to the Voting Proposal) and will supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to any portion of the Proxy Statement specifically related to the Voting Proposal. If at any time prior to the Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The Investor and the Company agree to promptly correct any information provided by it or on its behalf for use in the Proxy Statement if, and to the extent that, such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Investor prior to filing the Proxy Statement on matters specifically related to the Voting Proposal, or any amendment or supplement thereto, and provide the Investor with a reasonable opportunity to comment thereon.

(c)           The Investor and the Company agree, upon request, to furnish the other party with all information concerning itself, its affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with (i) the Proxy Statement, (ii) the Stockholders’ Meeting and (iii) any other statement, filing, notice or application made by or on behalf of such other party to any governmental authority in connection with the Purchase and the other transactions contemplated by this Agreement.

5.             Conditions of Investor’s Obligations at Closing.  The obligations of the Investor under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against the Investor if it does not consent thereto:

5.1           Performance.  The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.2           Representations and Warranties.  The representations and warranties of the Company contained in Sections 2.1, 2.4, 2.5, 2.6 and 2.11 shall have been true in all material respects on and as of the Closing and each of the representations and warranties made by the

Company in this Agreement (except those representations and warranties in Sections 2.1, 2.4, 2.5, 2.6 and 2.11) shall have been true in all material respects as of the date of this Agreement.

5.3           Compliance Certificate.  The Chief Executive Officer of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Section 5.1 and 5.2 have been fulfilled.

5.4           Qualifications.  All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

5.5           Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

5.6           Section 203 of DGCL.  The Board of Directors shall have approved the entry by the Company into this Agreement and the performance by of the Company’s obligations hereunder and consummation of the transactions contemplated hereby for purposes of paragraph (a)(1) of DGCL Section 203 and the Company shall deliver to the Investor true and correct copies of resolutions adopted by the Board of Directors to the foregoing effect.

5.7           Stockholder Approval.  The Stockholder Approval shall have been obtained.

5.8           HSR Act.  The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and no action by the Department of Justice or Federal Trade Commission or any governmental authority challenging or seeking to enjoin the consummation of such transactions shall have been instituted and be pending.

5.9           No Injunction.  No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict the Investor from acquiring the Shares being sold hereunder and no pending lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority seeking to effect any of the foregoing.

6.             Conditions of the Company’s Obligations at Closing.  The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:

6.1           Representations and Warranties.  The representations and warranties of the Investor contained in Section 3 shall have been true on and as of the Closing.

6.2           Qualifications.  All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

6.3           Stockholder Approval.  The Stockholder Approval shall have been obtained.

6.4           HSR Act.  The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and no action by the Department of Justice or Federal Trade Commission or any governmental authority challenging or seeking to enjoin the consummation of such transactions shall have been instituted and be pending.

6.5           No Injunction.  No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict the Company from issuing to the Investor the Shares being sold hereunder and no pending lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority seeking to effect any of the foregoing.

7.             Miscellaneous.

7.1           Survival of Warranties.  The warranties, representations and covenants of the Company, the Investor and GSK contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor, GSK or the Company.

7.2           Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3           Governing Law.  This Agreement shall be governed by and construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of laws principles thereof.  Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts.  The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 7.7, or in such other manner as may be permitted by law, shall be valid and sufficient thereof.

7.4           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.5           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  Notwithstanding the foregoing or any provision to the contrary in the Investors’ Rights Agreement or the Restated Certificate, the Company agrees that when any notice is given to the Investor or GSK, whether under this Agreement, the Investors’ Rights Agreement or the Restated Certificate, such notice shall not be deemed to be effectively given until a copy of such notice is transmitted to the Investor and GSK via facsimile.  All notices and certificates will be addressed to the Investor and GSK at their respective addresses set forth on the signature page hereto or at such other address as the Company or the Investor or GSK may designate by ten (10) days advance written notice to the other parties hereto.

7.8           Finder’s Fee.  The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible.

The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.9           Expenses.  Irrespective of whether the Closing is effected, each party shall bear their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Restated Certificate, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.10         Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the

Company, the Investor and GSK.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

7.11         Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.12         Confidentiality.  Any confidential information obtained by the Investor or GSK pursuant to this Agreement which is labeled or otherwise identified as confidential or proprietary shall be treated as confidential and shall not be disclosed to a third party without the prior written consent of the Company and shall not be used by the Investor or GSK for any purpose other than monitoring the Investor’s or GSK’s investment in the Company, except that the Investor or GSK may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to its affiliates, officers, directors, stockholders, members and/or partners in the ordinary course of business or pursuant to disclosure obligation to affiliates, stockholders, members and/or partners; provided that such information is provided to such persons and entities with notice that such information is confidential and should be treated as such, (iii) to any prospective purchaser of the Investor’s or GSK’s shares of the Company, provided (in the case of disclosure in clause (iii)) the recipient agrees to keep such information confidential and to use such information solely for evaluation of such proposed purchase, or (iv) as may otherwise be required by law.  Notwithstanding the foregoing, such information shall not be deemed confidential for the purpose of enforcement of this Agreement and said information shall not be deemed confidential after it becomes publicly known through no fault of the recipient.  The provisions of this Section 7.12 shall be in addition to, and not in substitution for, the provisions of any separate confidentiality agreements executed by the parties hereto; provided that if there is any conflict between the provisions of this Section 7.12 and the more restrictive provisions of such separate confidentiality agreements, the provisions of such separate confidentiality agreements shall prevail.

7.13         Publicity.  No party or any affiliate of a party shall make, or cause to be made, any publicity, news release or other such general public announcement or make any other disclosure to any third party in respect of this Agreement, the transactions contemplated hereby (including, without limitation, disclosure of Investor’s or GSK’s ownership interest in the Company) or the voting agreements without the prior written consent of the other party; provided however, that the foregoing provision is not intended to limit communications deemed reasonably necessary or appropriate by a party or its affiliates to its employees, stockholders, partners, directors, officers, potential investors, accountants and legal counsel who are under an obligation to preserve the confidentiality of the foregoing.  Notwithstanding the foregoing provision, the parties and their respective affiliates shall not be prohibited from making any disclosure or release that is required by law, court order, or applicable regulation, or is considered necessary by legal counsel to fulfill an obligation under securities laws or the rules of a national stock exchange.

7.14         Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein.

7.15         Legends.  It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

(a)           “The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”).  The shares may not be sold, transferred or assigned in the absence of an effective registration for these shares under the Act or an opinion of the corporation’s counsel that registration is not required under the Act.”

(b)           “The sale, pledge, hypothecation, assignment or transfer of the securities represented by this certificate is subject to the terms and conditions of a Governance Agreement by and between the stockholder and the corporation.  Copies of such agreement may be obtained upon written request to the Secretary of the Corporation.”

(c)           Any legend required by the laws of any state.

7.16         Nasdaq Listing.  The Company shall use all commercially reasonable efforts to have the Shares acquired by the Investor at the Closing authorized for listing on the Nasdaq Global Market.

7.17         Existing Agreements Between GSK and the Company.  GSK, the Investor, and the Company agree and acknowledge that (a) none of GSK, the Investor nor any of their affiliates currently have any right to nominate or designate any individual to serve as a member or observer of the Board of Directors pursuant to section 1.1(a) of the Governance Agreement, and (b) notwithstanding the purchase of the Shares by the Investor hereunder or any other acquisition of shares of Voting Stock (as defined in the Governance Agreement) by GSK, the Investor or any of their affiliates, none of GSK, the Investor nor any of their affiliates will following the Closing have any right to nominate or designate any individual to serve as a member or observer of the Board of Directors pursuant to section 1.1(a) of the Governance Agreement.  Notwithstanding the approval of the purchase of the Shares hereunder by the Independent Directors and the Company and except as otherwise set forth herein, GSK and the Investor agree and acknowledge that and each of them and their affiliates continue to be subject to the limitations set forth in the Governance Agreement with respect to acquisitions of any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any Equity Securities (as defined in the Governance Agreement).  GSK, the Investor and the Company agree that neither the execution of this Agreement nor the consummation by it of the transactions contemplated hereby does or will, violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any existing agreement between GSK or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand.

7.18         Authorization.  GSK has full power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.19         Registrable Securities.  The Shares purchased by the Investor pursuant to this Agreement shall constitute Registrable Securities as defined in, and in accordance with the limitations set forth in, the Investors’ Rights Agreement.

7.20         Agreement to Vote for Private Placement.

(a)           The Investor and GSK shall ensure that all Voting Stock beneficially owned by the Investor, GSK and/or any GSK Affiliate (as defined in the Governance Agreement) is voted in favor of the Voting Proposal. The Investor and GSK each hereby grant to the Board of Directors, and appoint the Board of Directors as, its irrevocable proxy to vote all Voting Stock now owned or hereafter acquired by the Investor or GSK, respectively, prior to the record date of the Stockholders’ Meeting in the manner required by the preceding sentence.  Such proxy shall be irrevocable until the earlier of (i) the Closing, (ii) this Agreement terminates pursuant Section 7.21, or (iii) this Section 7.20 is amended to remove such grant of proxy in accordance with Section 7.10 hereof, and is coupled with an interest in all Voting Stock owned by the Investor and GSK, respectively.  This Agreement shall constitute the proxy granted pursuant hereto.

(b)           In connection with the entry into this Agreement, certain of the directors and executive officers of the Company have executed and delivered voting agreements, dated as of the date hereof, in the form attached hereto as Exhibit A.

7.21         Termination.  This Agreement may be terminated:

(a)           by the Investor or by the Company, by written notice to the other party, if the Closing has not been consummated on or before July 15, 2012, provided that the Company shall not have the right to terminate pursuant to this Section 7.21(a) if it is in breach of its covenants under Section 4.4 hereof;

(b)           by the Investor if the closing S&P 500 index on any day during the Pre-Closing Period is more than thirty percent (30%) less than the closing S&P 500 index on March 30, 2012;

(c)           by the Investor if the Board of Directors withholds, withdraws or modifies, or publicly proposes or resolves to withhold, withdraw or modify in a manner adverse to the Investor, the Board Recommendation; and

(d)           by the Investor or by the Company, by written notice to the other party, if the Stockholder Approval is not obtained at the Stockholders’ Meeting (or any postponement or adjournment thereof) at which a vote is taken on the Voting Proposal.

7.22         Effect of Termination. In the event of termination of this Agreement as provided in Section 7.21, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Investor or the Company, or their respective officers, directors, stockholders or affiliates; provided that (a) no such termination shall relieve any party from liability for fraud or any knowing and intentional breach of this Agreement prior to such termination and (b) the provisions of Sections 7.1 – 7.14 and this Section 7.22 shall remain in full force and effect and survive any termination of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THERAVANCE, INC.

By:	/s/ Rick E Winningham
Rick E Winningham
Chief Executive Officer

SIGNATURE PAGE TO APRIL 2012 COMMON STOCK PURCHASE AGREEMENT

INVESTOR:

Glaxo Group Limited
Name of Investor

By:	/s/ Vaughn Walton
Signature of Authorized Person
Name:	Vaughn Walton
Title:	Authorized Signatory for and on behalf of The Welcome Foundation Limited Corporate Director

Address:	980 Great West Road Brentford, Middlesex, TW89GS

Fax No:	+44 208 047 6904

GlaxoSmithKline LLC
(Solely with respect to Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.17, 7.18 and 7.20)

By:	/s/ William J. Mosher
Signature of Authorized Person
Name:	William J. Mosher
Title:	Vice President & Secretary

Address:	One Franklin Plaza 200 North 16th Street Philadelphia, PA 19102

Fax No:	215-751-5349

SIGNATURE PAGE TO APRIL 2012 COMMON STOCK PURCHASE AGREEMENT

Exhibit A

Form of Voting Agreement

April 2, 2012

Glaxo Group Limited
980 Great West Road
Brentford, Middlesex, TW8 9GS
United Kingdom

Ladies and Gentlemen:

Reference is made to the Common Stock Purchase Agreement, dated as of the date hereof, by and among yourself, GlaxoSmithKline LLC, a Delaware limited liability company, the successor entity to SmithKline Beecham Corporation, a Pennsylvania corporation (“GSK”) and Theravance, Inc., a Delaware corporation (the “Company”) (as such agreement may be amended from time to time, the “Purchase Agreement”; capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement), pursuant to which, among other things, you will purchase Shares from the Company at the Closing (the “Purchase”), upon the terms and subject to the conditions set forth in the Purchase Agreement.

At any meeting of the stockholders of the Company to vote on the proposal to approve the issuance of the Shares to you in connection with the Purchase pursuant to Nasdaq Listing Rule 5635(b) (the “Voting Proposal”), I commit that I shall vote (or cause to be voted) all shares of the Company’s voting stock over which I then have voting power in favor of the Voting Proposal.  Until such meeting occurs, I shall not take any action with the purpose and intent of transferring voting power over any such shares that are beneficially owned by me; it being understood that this shall not restrict my ability to sell any such shares (and the associated voting power) in my sole discretion prior to such meeting.  My commitment to vote these shares will terminate automatically (without any further action of the parties) upon the earlier to occur of (a) the termination of the Purchase Agreement in accordance with its terms, and (b) the Closing.

I acknowledge and agree your willingness to enter into and perform your obligations under the Purchase Agreement was made in reliance of my commitments in this letter.  This letter shall be governed by and construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of laws principles thereof.

By:

Print Name:

Address:

Fax No: